Exhibit 99.1

iRhythm Technologies Announces First Quarter 2024 Financial Results

SAN FRANCISCO, May 2, 2024 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months ended March 31, 2024.

First Quarter 2024 Financial Highlights
•Revenue of $131.9 million, a 18.4% increase compared to first quarter 2023
•Gross margin of 66.3%, a 160-basis point decline compared to first quarter 2023
•Unrestricted cash, cash equivalents and marketable securities of $569.1 million as of March 31, 2024
•Increased fiscal year 2024 revenue guidance to a range of $578 million to $588 million

Recent Operational Highlights
•Over half a million registrations during the first quarter driven by continued growth from primary care prescribers, further penetration within existing accounts, and expansion into near-record new account openings for Zio long-term continuous monitoring services
•Announced collaboration with Epic’s Aura platform to drive efficiencies through EMR integration and enable streamlined access to Zio services through improved operational efficiency for clinicians
•Presented heart failure prediction algorithm data at ACC in April, demonstrative of the scientific evidence our teams and academic partners are generating in support of EKG as a critical vital sign for predictive clinical insights
•Upcoming data presentation at the Heart Rhythm Society (HRS) in Boston, MA, from May 16 - 19, 2024

"During the first quarter of 2024, we were very pleased with the continued momentum in our core markets that enabled record unit volumes as well as strong new account openings," said Quentin Blackford, president and chief executive officer of iRhythm. "First quarter revenue growth of 18.4% year-over-year was driven by sustained growth in our existing accounts but also significant contribution from accounts opened within the past twelve months. We have been very encouraged with the growing traction within the primary care channel, highlighting Zio's value proposition as a workflow efficiency tool to expand ambulatory cardiac monitoring capacity within large care networks. When combined with progress that we are making with electronic health integration and emerging clinical evidence on the potential for EKG data to provide future clinical insights, we could not be more excited about our positioning to create significant value for patients, clinicians, healthcare systems, and stakeholders."

First Quarter Financial Results
Revenue for the first quarter of 2024 was $131.9 million, up 18.4% from $111.4 million during the same period in 2023. The increase was driven by growth in demand for Zio services.

Gross profit for the first quarter of 2024 was $87.5 million, up 15.6% from $75.7 million during the same period in 2023, while gross margin was 66.3%, down from 67.9% during the same period in 2023. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The decrease in gross margin was primarily due to accelerated recognition of the cost of our legacy Zio XT components associated with our ongoing Zio monitor commercial launch as well as costs related to scaling and training newly onboarded clinical cardiac technicians at our San Francisco IDTF center of excellence.

Operating expenses for the first quarter of 2024 were $125.7 million, compared to $115.2 million for the same period in 2023. Adjusted operating expenses for the first quarter of 2024 were $125.7 million, compared to $109.5 million during the same period in 2023. This increase in adjusted operating expenses resulted primarily from increased headcount-related and third-party costs to support growth in operations and the further development, enhancement, and functionality of our current and future product offerings.

Net loss for the first quarter of 2024 was $45.7 million, or a diluted loss of $1.47 per share, compared with net loss of $39.1 million, or a diluted loss of $1.29 per share, for the same period in 2023. Adjusted net loss for the first quarter of 2024 was $38.1 million, or a diluted loss of $1.23 per share, compared with an adjusted net loss of $33.4 million, or a diluted loss of $1.10 per share, for the same period in 2023.

Unrestricted cash, cash equivalents, and marketable securities were $569.1 million as of March 31, 2024.

Exhibit 99.1

2024 Annual Guidance
iRhythm projects revenue for the full year 2024 to grow approximately 17% to 19% compared to prior year results, ranging from approximately $578 million to $588 million. Gross margin for the full year 2024 is expected to range from 68% to 69% and adjusted EBITDA margin for the full year 2024 is expected to range from approximately 3% to 4% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Interested parties may access a live and archived webcast of the presentation on the “Events & Presentations” section of the company’s investor website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2024 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, impairment and restructuring charges, loss on extinguishment of debt, and business transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

•impairment and restructuring charges,
•loss on extinguishment of debt, and
•business transformation costs to scale the organization.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about May 2, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Stephanie Zhadkevich
(919) 452-5430
investors@irhythmtech.com

iRhythm Media Contact
Saige Smith
(262) 289-7065
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands, except par value)

	March 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$520,421	$36,173
Marketable securities	48,671	97,591
Accounts receivable, net	89,712	61,484
Inventory	14,873	13,973
Prepaid expenses and other current assets	13,778	21,591
Total current assets	687,455	230,812
Property and equipment, net	112,274	104,114
Operating lease right-of-use assets	48,073	49,317
Restricted cash, long-term	8,358	—
Goodwill	862	862
Other assets	52,733	48,039
Total assets	$909,755	$433,144
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,440	$5,543
Accrued liabilities	70,044	83,362
Deferred revenue	3,068	3,306
Operating lease liabilities, current portion	15,289	15,159
Total current liabilities	96,841	107,370
Long-term senior convertible notes	644,076	—
Debt, noncurrent portion	—	34,950
Other noncurrent liabilities	908	1,012
Operating lease liabilities, noncurrent portion	77,640	79,715
Total liabilities	819,465	223,047
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 31,326 shares issued and 31,097 shares outstanding at March 31, 2024, respectively; and 30,954 shares issued and outstanding at December 31, 2023	31	31
Additional paid-in capital	806,621	855,784
Accumulated other comprehensive loss	(89)	(112)
Accumulated deficit	(691,273)	(645,606)
Treasury stock, at cost; 229 and 0 shares at March 31, 2024 and December 31, 2023, respectively	(25,000)	—
Total stockholders’ equity	90,290	210,097
Total liabilities and stockholders’ equity	$909,755	$433,144

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenue, net	$131,929	$111,436
Cost of revenue	44,413	35,755
Gross profit	87,516	75,681
Operating expenses:
Research and development	16,994	14,842
Selling, general and administrative	108,660	100,343
Total operating expenses	125,654	115,185
Loss from operations	(38,138)	(39,504)
Interest expense	(2,860)	(950)
Interest and other income, net	2,952	1,432
Loss on extinguishment of debt	(7,589)	—
Loss before income taxes	(45,635)	(39,022)
Income tax provision	32	87
Net loss	$(45,667)	$(39,109)
Net loss per common share, basic and diluted	$(1.47)	$(1.29)
Weighted-average shares, basic and diluted	31,033	30,297

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Adjusted EBITDA reconciliation
Net loss	$(45,667)	$(39,109)
Interest expense	2,860	950
Interest income	(3,057)	(1,434)
Income tax provision	32	87
Depreciation and amortization	5,131	3,576
Stock-based compensation	20,991	18,251
Business transformation costs	—	5,686
Loss on extinguishment of debt	7,589	—
Adjusted EBITDA	$(12,121)	$(11,993)

	Three Months Ended March 31,
	2024	2023
Adjusted net loss reconciliation
Net loss, as reported	$(45,667)	$(39,109)
Business transformation costs	—	5,686
Loss on extinguishment of debt	7,589	—
Adjusted net loss	$(38,078)	$(33,423)

Adjusted net loss per share reconciliation
Net loss per share, as reported	$(1.47)	$(1.29)
Business transformation costs per share	—	0.19
Loss on extinguishment of debt	0.24	—
Adjusted net loss per share	$(1.23)	$(1.10)
Weighted-average shares, basic and diluted	31,033	30,297

Adjusted operating expense reconciliation
Operating expense, as reported	$125,654	$115,185
Business transformation costs	—	(5,686)
Adjusted operating expense	$125,654	$109,499